PRESS RELEASE

CONTACTS:
Investors: Julie Loftus Trudell	News Media:
Senior Vice President, Investor Relations	Kent Jenkins Jr.
AMERIGROUP Corporation	AMERIGROUP Corporation
(757) 321-3597	(757) 769-7859

AMERIGROUP Reports Q1 Net Income of $36.9 Million or $0.69 per Diluted Share

Full-Year 2009 Guidance Range Increased to $2.70 - $2.85 per Diluted Share

VIRGINIA BEACH, Va. (May 1, 2009) – AMERIGROUP Corporation (NYSE: AGP) today announced that its net income for the first quarter of 2009 increased 9.7% to $36.9 million, or $0.69 per diluted share, versus net income of $33.6 million, or $0.62 per diluted share, for the first quarter of 2008.

First Quarter Highlights include:
•	Membership increased 4.9% to approximately 1.7 million at the end of the quarter versus the fourth quarter of 2008.
•	Total revenues were $1.2 billion; a 6.9% increase over the fourth quarter of 2008.
•	Health benefits ratio was 83.7% of premium revenues.
•	Selling, general and administrative expense ratio was 9.0% of total revenues.
•	Cash flow from operations was $36.1 million for the three months ended March 31, 2009.
•	Unregulated cash and investments of $279.7 million as of March 31, 2009.
•	Medical claims payable as of March 31, 2009 totaled $570.4 million compared to $536.1 million as of December 31, 2008.
•	The Company increased its 2009 annual guidance to $2.70 - $2.85 per diluted share, from the previous range of $2.50 - $2.65.
•	On February 1, 2009, the Company began serving approximately 49,000 Medicaid and Children’s Health Insurance Program (CHIP) members in Nevada.
•	On March 1, 2009, the Company closed the sale of the assets of its South Carolina health plan.
•	On April 1, 2009, the Company began the final phase of New Mexico’s Coordinated Long-Term Services (CoLTS) program rollout.
•	The Company repurchased approximately 258,000 shares of its common stock during the first quarter for approximately $6.4 million.

“AMERIGROUP performed well in the first quarter and we again demonstrated our ability to manage our business in a difficult economic environment.  The economy continues to affect AMERIGROUP in several ways.   We have seen an increase in the number of people enrolled in Medicaid, but at the same time our State government customers face significant budget shortfalls which have resulted in a difficult premium rate environment,” said James G. Carlson, AMERIGROUP Chairman and Chief Executive Officer.  "We will be working closely with our State customers to address all of these issues throughout 2009.”

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May 1, 2009

Premium Revenues
Premium revenues for the first quarter of 2009 increased 15.9% to $1.2 billion compared to $1.1 billion in the first quarter of 2008.  Sequentially, premium revenues increased $79.8 million, or 7.0%, compared with the fourth quarter of 2008.  The sequential increase primarily reflects the continued roll-out in New Mexico, entry into Nevada, and membership increases due to the economic environment.

Investment Income and Other Revenues
First quarter investment income and other revenues were $12.3 million versus $22.6 million in the first quarter of 2008 and compared to $12.7 million in the fourth quarter of 2008.  Investment income in the quarter declined sequentially, due to the reinvestment of maturing fixed income securities at lower current market rates.  Other revenue included the gain from the sale of the Company’s South Carolina health plan assets which closed March 1, 2009.  The gain was largely in-line with the Company’s expectations in previously provided earnings guidance.

Health Benefits
Health benefits as a percent of premium revenues were 83.7% for the first quarter of 2009 versus 83.3% in the first quarter of 2008, and compared to 83.2% in the fourth quarter of 2008.  While expected seasonality and trend would normally drive a more substantial increase in the health benefits ratio in the first quarter, favorable reserve development and a change in pharmacy rebate accounting favorably impacted the ratio.

Similar to recent quarters, the health benefits ratio was lower due to favorable reserve development.  Excluding the reserve development, underlying health benefits expense for the quarter was largely consistent with the Company’s expectations with certain markets showing particularly good results.

In the first quarter of 2009, the Company established an estimate for pharmacy rebates which the Company expects to receive, associated with pharmaceuticals that have been dispensed to members.  Previously, the Company recognized pharmacy rebates when payment was received.  The receipt of rebate payments generally lags the quarter in which the pharmaceuticals were actually dispensed.  With the more recent availability of stable historical information, the Company now believes that a reliable basis for estimation of the rebates exists.  This change resulted in a one-time benefit to health benefits expense of $8.0 million pre-tax, or $0.09 per diluted share.

Selling, General and Administrative Expenses
Selling, general and administrative expenses were 9.0% of total revenues for the first quarter of 2009, versus 10.0% in the first quarter of 2008, and unchanged from the fourth quarter of 2008.  Selling, general and administrative expenses increased sequentially as anticipated due to new market expansions and normal seasonality in employee benefits.  Further, variable compensation accruals were elevated due to strong performance in the quarter.

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May 1, 2009

2009 Income Statement Adjustments and Reclassifications
In 2009, the Company made certain reclassifications to its income statement presentation. Beginning in the first quarter of 2009 and for prior comparative periods, the Texas experience rebate has been removed from selling, general and administrative expenses and is included as a reduction to premium revenue, as this amount is effectively a premium rebate to the State.  In addition, premium tax has been removed from selling, general and administrative expenses and is now reported on a separate line.  The Company believes this new presentation will be more useful to the users of the consolidated financial statements as the remaining selling, general and administrative expenses are more reflective of core operating expenses.

For comparability purposes the Company is providing the 2008 quarterly and full-year results and related ratios under this reclassification on page 10 of this release.  These statements also reflect the impact of the adoption of FASB Staff Position (FSP) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which requires retrospective application.

Premium Taxes
First quarter premium taxes were $28.1 million versus $22.0 million for the first quarter of 2008, and compared to $25.7 million in the fourth quarter of 2008.  The sequential increase in premium taxes is primarily due to growth in premium revenue.

Balance Sheet and Cash Flow Highlights
Cash and investments at March 31, 2009 totaled $1.5 billion of which $279.7 million was unregulated cash and investments. Unregulated cash declined sequentially due to the funding of statutory capital in Nevada, corporate tax and variable compensation payments as well as the repurchase of common stock under the Company’s ongoing stock repurchase program.

Medical claims payable as of March 31, 2009 totaled $570.4 million compared to $536.1 million as of December 31, 2008.  Days in claims payable represented 50 days of health benefits expense, which is in-line with the expected range of 45 to 55 days, and compares to 52 days in the previous quarter.

Cash flow provided by operations totaled $36.1 million for the three months ended March 31, 2009, which was approximately 1.0 times quarterly net income, compared to cash used in operations of $6.6 million in the first quarter of 2008.

2009 Outlook
AMERIGROUP increased its 2009 annual earnings guidance range to $2.70 to $2.85 per diluted share from the previous range of $2.50 - $2.65.

“Given our strong results in the first quarter, we are raising our earnings guidance for the year,” said James W. Truess, AMERIGROUP Chief Financial Officer.  “Our earnings expectations for the remaining three quarters of the year continue to be largely in-line with our previous expectations.  Although we now expect higher membership, we remain cautious on the premium rate environment.”

AMERIGROUP’s 2009 earnings guidance is predicated on the following assumptions among others:

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May 1, 2009

2009 Guidance
Total revenues	$5.0 - $5.1 billion
Investment income and other [1]	Approximately $33 million
Health benefits ratio	84.1% - 84.5%
Selling, general & administrative ratio	8.1% - 8.5%
Fully diluted shares outstanding	Approximately 54 million

[1]	Investment income and other includes the gain on the sale of South Carolina health plan assets recorded in the first quarter of 2009.

First Quarter Earnings Call
AMERIGROUP senior management will discuss the Company’s first quarter results on a conference call Friday, May 1, 2009 at 8:30 a.m. Eastern Daylight Time (EDT).  The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call.  A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 92351330.  The replay will be available shortly after the conclusion of the call until Friday, May 8, at 11:59 p.m. Eastern Time.  The conference call will also be available through the investors’ page of the Company’s web site, www.amerigroupcorp.com, or through www.earnings.com.  A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

About AMERIGROUP Corporation
AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for the financially vulnerable, seniors and people with disabilities by developing innovative managed health services for the public sector.  Through its subsidiaries, AMERIGROUP Corporation serves approximately 1.7 million people in Florida, Georgia, Maryland, Nevada, New Jersey, New Mexico, New York, Ohio, Tennessee, Texas and Virginia.  For more information, visit www.amerigroupcorp.com.

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May 1, 2009

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements related to expected 2009 earnings which are subject to numerous factors, many of which are outside of our control, including our cash balances, the levels and amounts of membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share and net income growth.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process and timing of payments; the effect of government regulations and changes in regulations governing the healthcare industry; changes in Medicaid and Medicare payment levels and methodologies; liabilities and other claims asserted against us; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; demographic changes; increased use of services, increased cost of individual services, epidemics, the introduction of new or costly treatments and technology, new mandated benefits, insured population characteristics and seasonal changes in the level of healthcare use; our ability to enter into new markets or remain in existing markets, our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; changes in market interest rates or any disruptions in the credit markets; catastrophes, including epidemics, pandemics, acts of terrorism or severe weather; and the unfavorable resolution of new or pending litigation.  There can also be no assurance that we will achieve the estimated earnings discussed in this release or that our actual results for 2009 will not differ materially from our current estimates.  Our ability to achieve the earnings described is subject to a variety of factors, including those described above, many of which are out of our control.

Investors should also refer to our annual report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission (“SEC”) and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

May 1, 2009

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2009	2008

Revenues:
Premium	$1,217,447	$1,050,004
Investment income and other	12,347	22,609
Total revenues	1,229,794	1,072,613
Expenses:
Health benefits	1,019,303	874,921
Selling, general and administrative	110,375	106,742
Premium taxes	28,118	22,026
Depreciation and amortization	8,326	8,777
Interest	4,238	5,790
Total expenses	1,170,360	1,018,256
Income before income taxes	59,434	54,357
Income tax expense	22,525	20,720
Net income	$36,909	$33,637

Diluted net income per share	$0.69	$0.62

Weighted average number of common shares and dilutive potential common shares outstanding	53,424,802	54,403,315

The following table sets forth selected operating ratios.  All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended
	March 31,
	2009	2008
Premium revenue	99.0%	97.9%
Investment income and other	1.0	2.1
Total revenues	100.0%	100.0%
Health benefits [1]	83.7%	83.3%
Selling, general and administrative expenses	9.0%	10.0%
Income before income taxes	4.8%	5.1%
Net income	3.0%	3.1%

[1]	The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

May 1, 2009

The following table sets forth the approximate number of our members we served in each state as of March 31, 2009 and 2008.  Because we receive two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted twice in the states where we offer both plans.

	March 31,
	2009	2008
Texas	453,000	441,000
Florida	253,000	210,000
Georgia	213,000	198,000
Tennessee[1]	189,000	355,000
Maryland	179,000	154,000
New York	111,000	112,000
New Jersey	109,000	99,000
Ohio	60,000	56,000
Nevada	49,000	-
Virginia	26,000	24,000
New Mexico	15,000	-
District of Columbia	-	38,000
South Carolina	-	1,000
Total	1,657,000	1,688,000

[1] Membership includes approximately 168,000 under an ASO contract in 2008 terminated on October 31, 2008.

The following table sets forth the approximate number of our members in each of our products as of March 31, 2009 and 2008.  Because we receive two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted in each product.

	March 31,
Product	2009	2008
TANF (Medicaid)[1][3]	1,147,000	1,203,000
CHIP[3]	258,000	230,000
ABD (Medicaid)[2]	187,000	205,000
FamilyCare (Medicaid)	53,000	43,000
Medicare Advantage	12,000	7,000
Total	1,657,000	1,688,000

[1] Membership includes approximately 127,000 members under an ASO contract  in 2008 terminated on October 31, 2008.
[2] Membership includes approximately 41,000 members under an ASO contract in 2008 terminated on October 31, 2008.
[3] 2008 reflects a reclassification from CHIP to TANF to coincide with State classifications.

May 1, 2009

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	March 31,	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$774,254	$763,272
Short-term investments	53,727	97,466
Premium receivables	84,466	86,595
Deferred income taxes	23,594	25,347
Prepaid expenses, provider and other receivables and other	66,663	42,281
Total current assets	1,002,704	1,014,961

Property, equipment and software, net	102,302	103,747
Goodwill and other intangible assets, net	250,076	250,205
Long-term investments, including investments on deposit for licensure	630,951	571,663
Other long-term assets	14,225	15,091
	$2,000,258	$1,955,667

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$570,435	$536,107
Unearned revenue	65,488	82,588
Accounts payable	3,545	6,810
Accrued expenses and other	165,417	170,811
Current portion of long-term debt	506	506
Total current liabilities	805,391	796,822

Long-term debt	271,323	268,956
Other long-term liabilities	16,067	17,230
Total liabilities	1,092,781	1,083,008

Stockholders’ equity:
Common stock, $.01 par value	541	539
Additional paid-in capital, net of treasury stock	432,853	434,789
Accumulated other comprehensive loss	(4,179)	(4,022)
Retained earnings	478,262	441,353
Total stockholders’ equity	907,477	872,659
	$2,000,258	$1,955,667

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May 1, 2009

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended
	March 31,
	2009	2008
	(in thousands)
Cash flows from operating activities:
Net income	$36,909	$33,637
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation and amortization	8,326	8,777
Loss on disposal of property, equipment and software	21	166
Deferred tax expense	4,894	1,158
Compensation expense related to share-based payments	2,924	2,272
Long-term convertible debt interest	2,494	2,336
Other	242	-
Gain on sale of contract rights	(5,810)	-
Changes in assets and liabilities increasing (decreasing) cash flows from operations:
Premium receivables	2,129	(3,304)
Prepaid expenses, provider and other receivables and other current assets	(22,830)	28,245
Other assets	522	(2,402)
Claims payable	34,328	(34,326)
Unearned revenue	(17,100)	(16,992)
Accounts payable, accrued expenses and other current liabilities	(6,739)	(26,477)
Other long-term liabilities	(4,204)	307
Net cash provided by (used in) operating activities	36,106	(6,603)

Cash flows from investing activities:
(Purchase) proceeds from sale of investments, net	(2,534)	109,702
Purchase of investments on deposit for licensure, net	(13,604)	(7,252)
Purchase of property, equipment and software	(6,339)	(7,536)
Proceeds from sale of contract rights	5,810	-
Net cash (used in) provided by investing activities	(16,667)	94,914

Cash flows from financing activities:
Repayments of borrowings under credit facility	(127)	(26,527)
Payment of capital lease obligations	-	(146)
Proceeds and tax benefits from exercise of stock options and change
in bank overdrafts and other, net	(1,955)	2,806
Treasury stock repurchases	(6,375)	(3,589)
Net cash used in financing activities	(8,457)	(27,456)
Net increase in cash and cash equivalents	10,982	60,855
Cash and cash equivalents at beginning of period	763,272	487,614
Cash and cash equivalents at end of period	$774,254	$548,469

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May 1, 2009

AMERIGROUP CORPORATION AND SUBSIDIARIES
2008 FULL-YEAR AND QUARTERLY SCHEDULES [1]

	2008
	As Reported	Adjusted and Reclassified
Revenues:
Premium	$4,444,623	$4,366,359
Investment income and other	71,383	71,383
Total revenues	4,516,006	4,437,742
Expenses:
Health benefits	3,618,261	3,618,261
Selling, general and administrative	607,897	435,876
Premium taxes	-	93,757
Litigation settlement	234,205	234,205
Depreciation and amortization	37,385	37,385
Interest	11,170	20,514
Total expenses	4,508,918	4,439,998
Income (loss) before income taxes	7,088	(2,256)
Income tax expense	57,750	54,350
Net loss	$(50,662)	$(56,606)

Diluted net loss per share	$(0.96)	$(1.07)
Diluted net income per share less
impact of litigation settlement	$2.77	$2.66

Health benefits expense ratio[2]	81.4%	82.9%
Selling, general and administrative expense ratio	13.5%	9.8%

	2008
	Q1 Adjusted and Reclassified	Q2 Adjusted and Reclassified	Q3 Adjusted and Reclassified	Q4 Adjusted and Reclassified
Revenues:
Premium	$1,050,004	$1,098,356	$1,080,367	$1,137,632
Investment income and other	22,609	18,463	17,624	12,687
Total revenues	1,072,613	1,116,819	1,097,991	1,150,319
Expenses:
Health benefits	874,921	911,471	885,774	946,095
Selling, general and administrative	106,742	113,140	112,222	103,772
Premium taxes	22,026	22,119	23,906	25,706
Litigation settlement	-	234,205	-	-
Depreciation and amortization	8,777	8,871	8,811	10,926
Interest	5,790	5,235	5,082	4,407
Total expenses	1,018,256	1,295,041	1,035,795	1,090,906
Income (loss) before income taxes	54,357	(178,222)	62,196	59,413
Income tax expense (benefit)	20,720	(14,190)	24,270	23,550
Net income (loss)	$33,637	$(164,032)	$37,926	$35,863

Diluted net income (loss) per share	$0.62	$(3.10)	$0.71	$0.67
Diluted net income per share less
impact of litigation settlement	$0.62	$0.65	$0.71	$0.68

Health benefits expense ratio[2]	83.3%	83.0%	82.0%	83.2%
Selling, general and administrative expense ratio	10.0%	10.1%	10.2%	9.0%

[1]
2008 results reflect the reclassification of premium taxes and experience rebate.  Additionally, results include the impact from the adoption of FASB Staff Position (FSP)  APB 14-1,  Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which increased interest expense in each of the periods presented.  For an explanation of the 2008 Income Statement adjustments and reclassifications, see page 3 of this release.

[2]	The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

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